Exhibit 99.1

News Release

For information contact:

Lisa Schultz

Chief Communications and Human Capital Officer

CNL Financial Group

(407) 650-1223

CNL LIFESTYLE PROPERTIES ADDS PREMIER SKI RESORT TO PORTFOLIO

— $20.5 million acquisition of Stevens Pass to be operated by Stevens Pass Mountain Resort, LLC —

(ORLANDO, Fla.) Nov. 18, 2011 — CNL Lifestyle Properties, Inc., a real estate investment trust (REIT), announced today its acquisition of Stevens Pass, one of the Northwest’s premier ski resorts, from New Stevens, LLC for $20.5 million. The ski resort, located in the Cascade Mountain Range east of Seattle, Wash., will be operated by Stevens Pass Mountain Resort, LLC under a long-term lease agreement.

Established in 1937, Stevens Pass is located on two national forests – Mt. Baker-Snoqualmie on the west and the Wenatchee National Forest on the east – on the crest of the Cascade Mountain Range. With a carrying capacity of 15,800 skiers per hour, the resort offers 1,800 feet of vertical drops, 1,125 acres of skiable terrain, 10 lifts, 37 primary runs and a mix of beginner, intermediate and advanced trails. Stevens Pass also offers night skiing, 17 miles of Nordic trails and a base village with three day lodges.

“We are very pleased to add Stevens Pass to our growing and diversified ski and mountain lifestyle portfolio,” said Steve Mauldin, president and chief operating officer of CNL Lifestyle Properties. “The property has developed into one of the Northwest’s premier ski resorts and it is a great complement to our other assets in this segment.”

Stevens Pass receives an average annual snowfall of 450 inches and 105 inches of average annual snowpack – 50 percent more snow than the average resort in Colorado receives.

The resort will be leased by Stevens Pass Mountain Resort, LLC, an affiliate of the operator of Mountain High Resort in California, which is also owned by CNL Lifestyle Properties. Karl Kapuscinski will serve as president and CEO of both Stevens Pass Mountain Resort, LLC and Mountain High Resort Associates, LLC. Kapuscinski is also owner of both entities.

Stevens Pass will have its own management team headed by current General Manager John Gifford. Mountain High Resort will be managed by Vice President of Resort Operations Ben Smith. There will be no immediate changes to operations as a result of the acquisition; season passes and other commitments made by the resort will be unaffected by the change in ownership.

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“We believe prospects for growth of this historic ski resort are bright,” said Steve Rice, senior vice president and managing director of CNL Lifestyle Properties. “An innovative and proven operator like Karl Kapuscinski, coupled with the depth and experience of the resort’s existing management team, makes a compelling combination.”

Kapuscinski added, “We are excited to partner again with CNL Lifestyle Properties in this transaction. Our goal is to build upon the resort’s reputation, while boosting guest experiences and honoring established traditions and practices. We look forward to working with CNL and growing our partnership in the ski industry.”

The acquisition of Stevens Pass boosts CNL Lifestyle Properties’ ski and mountain lifestyle portfolio to 23 in the U.S. and Canada. Notable properties include:

•	Crested Butte Mountain Resort (Crested Butte, Colo.)

•	Okemo Mountain Resort (Ludlow, Vt.)

•	Cypress Mountain (West Vancouver, BC)

•	Northstar-at-Tahoe™ Resort (Lake Tahoe, Calif.)

About CNL Lifestyle Properties, Inc.

CNL Lifestyle Properties, Inc. is a real estate investment trust that owns a portfolio of 169 properties in the United States and Canada in the lifestyle sectors. Headquartered in Orlando, Fla., CNL Lifestyle Properties specializes in the acquisition of ski and mountain lifestyle, attractions, golf, marinas, senior living and additional lifestyle properties. For more information, visit www.CNLLifestyleREIT.com.

About Stevens Pass Mountain Resort, LLC

Stevens Pass Mountain Resort is located 78 miles east of Seattle on U.S. Highway 2. Normal hours of operations run from 9 a.m. to 10 p.m. Thursday through Monday, 9 a.m. to 4 p.m. Tuesday and Wednesday, conditions permitting. Spring operations begin in mid-March with operating hours changing to 9 a.m. to 4 p.m.

As the leading component of a company-wide initiative focused on the reduction of the resort’s environmental footprint, Stevens Pass Mountain Resort has purchased enough Green Tags (or renewable energy credits) to prevent approximately 6,400,000 pounds of global warming pollution from entering the atmosphere annually. The Green Tags purchased by Stevens Pass will support wind energy generation from resources located in the Pacific Northwest. Please visit www.stevenspass.com/environment for further details.

More information is available at (206) 812-4510 or www.stevenspass.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding CNL Lifestyle Properties’ future financial position, business strategy, projected levels of growth, projected success of its tenants projected costs and projected financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the CNL Lifestyle Properties’ management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors

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CNL Lifestyle Properties Adds Premier Ski Resort to Portfolio

are beyond the company’s ability to control or predict. Such factors include, but are not limited to, competition in the company markets, equity raise and the ability to obtain financing for transactions, the impact of the current credit crisis and economic recession, the effect of reduced consumer spending, our tenants abilities to attract a significant number of guests from their target markets, the impact of mineral rights and other reservations on the company’s properties, the company’s ability to develop new resorts or further develop existing resorts on a timely or cost-efficient basis, the company’s abilities to manage growth, potential accidents or injuries at properties, the possibility of future regulatory changes or intervention, our tenants’ abilities to achieve or sustain profitability, downturns in their industry segments and extreme weather conditions, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the company’s insurance coverage, and the company’s ability to protect its intellectual property and the value of its brands.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to CNL Lifestyle Properties or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

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